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                                                                      Exhibit 18

                    Letter on Change in Accounting Principles




April 30, 2002

Metretek Technologies, Inc.
Denver, Colorado

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-QSB to the Securities and Exchange Commission for the quarter ended March 31, 2002, of the facts relating to your change in accounting principle from the completed-contract method of accounting for revenue related to PowerSecure's contracts to the percentage-completion method of accounting. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-QSB is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Metretek Technologies, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2001. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-QSB, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Metretek Technologies, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2001.

Yours truly,


/s/ DELOITTE & TOUCHE LLP